Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2010 (February 24, 2010 as to last four paragraphs of Note 12), relating to the financial statements of Anthera Pharmaceuticals, Inc. (a development stage company)(the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status and its ability to continue as a going concern), appearing in the Prospectus dated March 1, 2010 filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933 on March 2, 2010, relating to the Company’s Registration Statement No. 333-161930 on Form S-1.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
San Francisco, California
March 25, 2010